EXHIBIT 4.43

ALLIANCE CONSUMER INTERNATIONAL, INC.

EXCHANGE OFFER FOR THE COMMON STOCK OF

NUTRASTAR INCORPORATED

LETTER OF ACCEPTANCE

Name of Shareholder (s)	Shares of NutraStar Incorporated Common Stock Currently Owned By You	Shares of Alliance Consumer International, Inc. Common Stock Offered For Your Shares of NutraStar Stock

The RiceX Company	372,000	530,954

THIS FORM MUST BE COMPLETED AND DELIVERED ON OR BEFORE DECEMBER 2, 2001 AT 5 P.M. STANDARD TIME TO NUTRASTAR INCORPORATED, 1261 HAWK’S FLIGHT COURT, EL DORADO HILLS, CALIFORNIA 95762 ATTN: PATRICIA MCPEAK

APPROVAL OR NONAPPROVAL OF EXCHANGE OFFER

The undersigned                  ☒  Accepts                                ☐  Rejects

the Exchange Offer of Alliance Consumer International, Inc. (“ACI”) for his/her shares of NutraStar Incorporated (“NSI”) common stock , as specified above subject to the terms and conditions set forth in the Agreement and Plan of Exchange which I have been given an opportunity to examine and the summary of this transaction as set forth in the Addendum.

The undersigned understands that approval of the Exchange Offer constitutes (i) his/her approval of the terms and conditions of the Exchange Offer, and the complete transfer of all of his/her shares of NSI common stock to ACI; (ii) his/her acknowledgement and agreement that the shares of common stock of ACI will be full payment for all of his/her shares of NSI; and that such shares will be deemed “restricted securities” subject to resale limitations.

Date:	12/11/01	By	/s/ Todd C. Crow
Signature of Shareholder Print Name: The RiceX Company

(NOTE: IF YOU ACCEPT THE EXCHANGE OFFER, YOU MUST ENDORSE YOUR STOCK CERTIFICATES(S) TO “ALLIANCE CONSUMER INTERNATIONAL, INC.” AND RETURN THEM WITH THIS LETTER OF ACCEPTANCE.)